Continental Materials Corporation Reports Unaudited Fiscal Third Quarter Results

CHICAGO, IL -- (Marketwired - November 15, 2016) - Continental Materials Corporation (NYSE MKT: CUO) today reported net income of $1,042,000, or 62 cents per share for the third quarter ended October 1, 2016 compared to net income of $562,000 for the third quarter ended October 3, 2015 or 34 cents per share.

Consolidated sales in the third quarter of 2016 were $37,647,000 or $1,482,000 (4.1%) higher than the third quarter of 2015. The most significant increase was generated by the Concrete, Aggregates and Construction Supplies (CACS) segment which reported a $1,397,000 increase in sales. The increase is attributable to strengthening in both the Colorado Springs and Pueblo construction markets and increased pricing in both markets. The Door and Heating and Cooling segments reported sales increases of $196,000 and $132,000, respectively. The Evaporative Cooler segment reported a decline in sales of $242,000 in the third quarter of 2016 compared to the same period in 2015.

The operating income in the third quarter of 2016 was $1,361,000 compared to $965,000 in the third quarter of 2015. The majority of the improvement was seen in the CACS segment which reported a current quarter operating income of $1,010,000 compared to $686,000 in the third quarter of 2015. As previously disclosed, on September 15, 2016 the Company received a Partial Summary Judgment on its litigation related to a sand and gravel lease between the Company and Valco, Inc. Based upon the Partial Summary Judgment, the Company recorded a write-down of $632,000 during the third quarter of 2016 against prepaid royalties included in other long-term assets.

Consolidated sales in the first nine months of 2016 were $114,569,000, an increase of $12,881,000 or 12.7% compared to the first nine months of 2015. Sales in the CACS segment increased by $9,853,000 (23.8%) for the same reasons noted in the quarter discussion above and a windmill job that was serviced by a portable plant which provided $2,837,000 in sales during the second quarter of 2016. Sales in the Heating and Cooling segment increased $2,897,000 (11.8%) as both furnace and fan-coil sales exceeded prior year levels. Sales in the Door segment increased $72,000 (0.6%) while sales in the Evaporative Cooling segment increased by $59,000 (0.3%).

The operating income for the first nine months of 2016 was $5,043,000 compared to $1,377,000 in the first nine months of 2015. The improved operating results are attributable primarily to the CACS segment which reported an increase of $3,051,000. The improvement was the result of increased concrete sales volume and higher sales prices. The Door, Evaporative Cooler and Heating and Cooling segments reported increases of $322,000, $227,000 and $211,000, respectively.

Income taxes are recorded based upon the effective rate for the year estimated at the end of each quarter. The effective rate estimated as of October 1, 2016 was 34.0% compared to 38.0% for the first nine months of 2015.

For further information, see the Company's Form 10-Q report for the quarterly period ended October 1, 2016.

CAUTIONARY STATEMENT-- Statements in this document that are not historical facts are forward-looking statements. It is important to note that the company's actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those suggested in the forward-looking statements is contained in the company's Annual Report on Form 10-K for the year ended January 2, 2016 filed with the Securities and Exchange Commission, as the same may be amended from time to time. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and shareholder values of the company may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond the company's ability to control or predict. Shareholders are cautioned not to put undue reliance on forward-looking statements. In addition, the company does not have any intention or obligation to update forward-looking statements after the date hereof, even if new information, future events, or other circumstances have made them incorrect or misleading. For those statements, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

                      CONTINENTAL MATERIALS CORPORATION
                        SUMMARY OF SALES AND EARNINGS
                                 (Unaudited)

                          Three Months Ended          Nine Months Ended
                       October 1,    October 3,    October 1,    October 3,
                          2016          2015          2016          2015
                     --------------------------- ---------------------------

Sales                $ 37,647,000  $ 36,165,000  $114,596,000  $101,715,000

Operating income        1,361,000       965,000     5,043,000     1,377,000

Interest income           285,000         9,000       310,000        28,000

Interest expense          (83,000)     (111,000)     (316,000)     (327,000)

Other income, net          16,000        43,000        41,000        70,000
                     --------------------------- ---------------------------

Income before income
 taxes                  1,579,000       906,000     5,078,000     1,148,000

Provision for income
 taxes                    537,000       344,000     1,727,000       436,000
                     --------------------------- ---------------------------

Net income           $  1,042,000  $    562,000  $  3,351,000  $    712,000
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Net income per basic
 and diluted share:  $        .62  $        .34  $       2.01  $        .43
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Average shares
 outstanding            1,672,000     1,662,000     1,669,000     1,661,000
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Contact:
Mark S. Nichter
(312) 541-7207